As filed with the Securities and Exchange Commission on July 12, 1995
                                                SEC Registration No.   33-87554
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
          POST EFFECTIVE AMENDMENT 1 TO FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            EVERGREEN RESOURCES, INC.
          -------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         Colorado                                              84-0834147
- -----------------------------                      -----------------------------
(State of Other Jurisdiction                        (IRS Employer Identification
     of Incorporation)                                          Number)
                               1000 Writer Square
                               1512 Larimer Street
                             Denver, Colorado  80202
                                 (303) 534-0400
           -----------------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                    James S. Williams, Chairman of the Board
                               1000 Writer Square
                               1512 Larimer Street
                             Denver, Colorado  80202
                                 (303) 534-0400
           -----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                               John B. Wills, Esq.
                       410 Seventeenth Street, Suite 2100
                             Denver, Colorado  80202
                                 (303) 628-0747
- --------------------------------------------------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  /    /
      -----

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                                ------

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
                              CALCULATION OF REGISTRATION FEE

    Title of Each         Amount     Proposed Maximum   Proposed Maximum      Amount of
 Class of Securities      to be       Offering Price   Aggregate Offering    Registration
  to be Registered    Registered(1)   Price Per Share      Price (2)             Fee
- ------------------------------------------------------------------------------------------
    No Par Value        500,840         $ 5.75 Per      $2,879,830.00           $993.04
    Common Stock         Shares            Share
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) All securities subject to this Registration Statement are on behalf of selling shareholders (see "Selling Shareholders").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the NASDAQ National Market System on December 15, 1994.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index appears on page II-5 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 19 pages.

                            EVERGREEN RESOURCES, INC.

     Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K between Registration Statement (Form S-3) and Form of Prospectus.


     Item Number and Caption                      Location in Prospectus
     -----------------------                      ----------------------

1.   Forepart of the Registration                 Cover Page; Inside Front
     Statement and Outside Front                  Cover Pages
     Cover Page of Prospectus

2.   Inside Front and Outside Back                Inside Front Cover Pages

3.   Summary Information, Risk                    Prospectus Summary; Risk
     Factors and Ratio of Earnings                Factors
     to Fixed Charges

4.   Use of Proceeds                              Not Applicable

5.   Determination of Offering Price              Cover Page; Plan of
                                                  Distribution

6.   Dilution                                     Not Applicable

7.   Selling Security Holders                     Selling Shareholders

8.   Plan of Distribution                         Plan of Distribution

9.   Description of Securities to be              Not Applicable
     Registered

10.  Interest of Named Experts and                Not Applicable
     Counsel

11.  Material Changes                             Recent Developments

12.  Incorporation of Certain                     Incorporation of Certain
     Information by Reference                     Documents by Reference

13.  Disclosure of Commission                     Part II, Item 17
     Position on Indemnification
     for Securities Act Liabilities

PROSPECTUS
- --------------------------------------------------------------------------------

                            EVERGREEN RESOURCES, INC.

                           500,840 Shares Common Stock
                                 (No Par Value)


     All of the shares of Evergreen Resources, Inc. (the "Company") Common Stock are being registered on behalf of security holders ("Selling Shareholders"), which are offering for sale 500,840 shares of the Company's Common Stock which are presently outstanding. The Selling Shareholders are not restricted in the price or prices at which they may sell their shares and sales of such shares may depress the market price of the Company's Common Stock. (See "Selling Shareholders".)

     This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholders from time to time at prices to be determined at the time of such sales.

     It is anticipated that sales of the 500,840 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholders, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their shares.

     The Company is paying all of the expenses of registering the Common Stock under the Securities Act of 1933, as amended, estimated to be $10,000 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.

     On July 10, 1995, the closing sale price of the Company's Common Stock as reported on the NASDAQ National Market System was $4.87.

                                 ---------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  (SEE "RISK FACTORS".)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

               The date of this Prospectus is July _______, 1995.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, Room 1204, and Jacob K. Javits Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on NASDAQ, and financial reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, all of which were previously filed with the Commission, are hereby incorporated by reference in this Prospectus:

1.   The Company's Annual Report on Form 10-K for the year ended March 31, 1995.

2.   The Company's report on Form 8K dated December 9, 1994.

     All documents filed by the Company prior to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to James S. Williams, Chairman, Evergreen Resources, Inc., 1512 Larimer Street, Suite 1000, Denver, Colorado, 80202, (303) 534-0400.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . .     2

Incorporation of Certain Documents by Reference. . . . . . . . . . .     2

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . .     4

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . .     7

Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . .     10

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .     10

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10

Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . .     10

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

     Evergreen Resources, Inc. ("Evergreen" or the "Company"), is a Colorado corporation organized on January 14, 1981. Evergreen maintains its principal executive offices at Suite 1000, 1512 Larimer Street, Denver, Colorado 80202, and its telephone number is (303) 534-0400.

     Evergreen is primarily engaged in the domestic exploration, development, acquisition and production of oil and natural gas. Evergreen Operating Corp., a wholly owned subsidiary, operates approximately 160 oil and gas wells on behalf of the Company and, on a fee basis, for others, coordinating drilling activities and arranging for the production, gathering and sale of the gas and oil from the wells it operates. The Company's principal area of domestic activity is in the Raton Basin of Colorado. The Company owns various working interests in 130 producing oil and gas wells. During the year ended March 31, 1995, Evergreen's interest in producing wells generated net daily production of approximately 2.0 million cubic feet of natural gas and 100 barrels of crude oil. Evergreen intends to focus most of its management attention and technological expertise on opportunities to explore and develop coalbed methane gas in the Raton Basin and in the United Kingdom.


THE OFFERING

     Securities Offered                      500,840 Shares of Common Stock, no
                                             par value per share.

     Offering Price                          All or part of the Shares offered
                                             hereby may be sold from time to
                                             time in amounts and on terms to be
                                             determined by the Selling
                                             Shareholders at the time of the
                                             sale.

     NASDAQ Symbol                           EVER

                                  RISK FACTORS

     Prospective purchasers of the Company's Common Stock should carefully consider, together with the other information herein, the following:

OIL AND GAS INDUSTRY AND FUTURE OPERATIONS

     The Company's revenues depend on certain factors relating to the oil and gas business which are beyond its control, such as the prices of natural gas and crude oil. In addition, the availability of markets for gas and oil production depends upon numerous factors that cannot be controlled, including but not limited to the availability of other domestic or imported production, the location and capacity of pipelines, the effect of federal and state regulation on such production, and general economic conditions. The Company's ability to sell its production depends upon, among other factors, the availability of both a gas gathering system and a pipeline, and its ability to deliver the gas to markets. Excess supplies of domestic oil and gas or other forms of energy, including imported oil and gas, coal, atomic energy, and hydro-electric power have tended to depress prices in the oil and gas industry. The price of oil also can be affected by action of foreign governments, international cartels and the United States government.

     The Company's revenues also depend on its level of success in acquiring or
finding additional reserves.   Except to the extent that the Company acquires
properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in significant additional reserves or that the Company will have future success in drilling productive wells at low finding costs.

     Locating oil and gas and drilling, completing and producing oil and gas wells is very difficult. Even when all care and diligence is taken by the most experienced personnel, noncommercial wells can be drilled. As a result, there can be no assurance that the Company's initial efforts to capitalize on the opportunities it has will be successful or that it will have the resources to continue if its initial efforts are unsuccessful.

     The Company competes in the areas of oil and gas exploration, production, development and transportation with other companies, many of which may have substantially larger financial and other resources. The nature of the oil and gas business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, blow-outs, and encountering formations with abnormal pressures, the occurrence of any of which could result in substantial losses to Company. The Company maintains insurance against some, but not all, of these risks.

LIMITED CAPITAL AND PERSONNEL RESOURCES

     The oil and gas business is capital intensive, and to properly evaluate and develop a prospect requires significant personnel time. Evergreen is a small independent oil and gas company with limited capital and personnel resources.


UNCERTAINTY OF ESTIMATED RESERVES

     This Prospectus contains estimates of reserves and future net revenues which have been prepared by independent petroleum engineers. However, petroleum engineering is not an exact science and involves estimates based on many variable and uncertain factors. Estimates of reserves and future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. Less than one half of Evergreen's future net revenue from its estimated proved reserves is associated with wells that are currently producing oil and/or gas. As a result, the independent petroleum engineers did not have the benefit of production history for those reserves in making their estimate.

FLUCTUATIONS IN PRICES FOR OIL AND GAS

     The prices paid to producers of oil and gas can and do fluctuate, sometimes dramatically. The prices are affected by supplies of oil and gas, availability of alternative fuels, political and economic conditions around the world, weather conditions and a variety of other factors. Evergreen has no long term contracts for the sale of its oil and gas. As a result, there can be no assurance that the Company will be able to sell its oil and gas production or if it can be sold, sell it at prices that permit the Company to be profitable.

CONFLICTS OF INTEREST

     Certain of the Officers and Directors of the Company do not devote their full time to the business of the Company. In addition, conflicts of interest often arise in the conduct of an oil and gas business. There can be no assurance that if conflicts of interest do arise that they will be resolved in the manner most favorable to the Company and its shareholders. The Company's Board of Directors has adopted a policy providing that any transactions between the Company and its Officers, Directors, Principal Shareholders or Affiliates will be on terms no less favorable to the Company than could have been obtained from unaffiliated third parties on an arms-length basis.

INDUSTRY COMPETITION

     The Company competes in all areas of its business with other companies most of which have substantially larger financial, human and other resources. Such competitors may be able to preclude the Company from participating in opportunities and in many cases will be able to control the development of oil and gas fields in a manner that optimizes their profitability but may adversely affect the Company.

GOVERNMENTAL REGULATION

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations including regulations concerning the prevention of waste, discharge of materials in the environment, conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, spacing of wells, unitization and pooling of properties and various other matters including taxes. In addition, many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce.

CONTROL BY CERTAIN OFFICERS, DIRECTORS AND AFFILIATES

     The current Officers and Directors as a group, together with their Affiliates, own 41.1% of the outstanding common stock of the Company. While this percentage is less than a majority, it is sufficient to grant the Officers, Directors and Affiliates as a group substantial control over the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     Factors such as lower oil and gas prices or unsuccessful drilling results could cause the market price of the Common Stock to fluctuate substantially. Broad market fluctuations as well as general economic or political conditions may also adversely affect the market price of the Common Stock.

DEPENDENCE UPON MANAGEMENT

     The ability and experience of certain individuals who are engaged in the management and operation of the Company are critical factors in the Company's plans. The unexpected loss of the services of any of these individuals could have a detrimental affect on the Company and its prospects.

DIVIDENDS

     The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future.

LACK OF EXPERIENCE IN THE UNITED KINGDOM AND ADDITIONAL LICENSING REQUIREMENTS

     There is no commercial coalbed methane gas production in the United Kingdom. The Company has no prior operating experience in the U.K. There can be no assurance that the Company's experience in coalbed methane gas in the United States will transfer to the United Kingdom or that it will be able to work effectively in the United Kingdom. In order to fully develop the areas covered by the Licenses, further licenses for development and exploration must be obtained from the Department of Energy.


                               RECENT DEVELOPMENTS

PREFERRED STOCK

     On December 8, 1994, the Company received $3.75 million through the private placement, with Institutional Investors, of 3,750,000 shares of ten year term 8% Convertible Preferred Stock, $1.00 par value ("the Preferred"), with proceeds to be used for additional development of the Company's substantial oil and gas leases in the Raton Basin of Colorado.

     An additional 3,750,000 shares are to be issued upon completion of Evergreen's first ten wells in the Raton Basin, subject to an independent engineer's report establishing gross reserves averaging 1.8 Bcf per well after 60 days production. The Company intends to issue these shares in late July 1995. Proceeds will be used for additional wells and related gathering facilities.

     The Preferred is convertible into 899,281 shares of Common Stock at a conversion price of $8.34 per share.

     Annual cash dividends of 8% are payable quarterly. Evergreen may call the Preferred at any time in whole or in part prior to the mandatory redemption (minimum call being 20% of original issue), at par value, plus accrued dividends.

     Evergreen can require the conversion of all of the Preferred Stock into Common Stock provided the Common Stock has traded at not less than $16 per share for 30 consecutive days.

     A mandatory Sinking Fund of $1,250,000 is due annually commencing at the end of year 5. All outstanding shares of Preferred Stock must be redeemed by Evergreen in ten years at par value, plus accrued dividends.

     Evergreen has issued warrants which will be triggered and will become exerciseable for 10 years at $8.34 per share if Evergreen qualifies for but does not take the second $3.75 million (450,000 warrants) or if Evergreen exercises all or part of its call option (up to 899,281 warrants).

     The Preferred carries antidilution provisions, registration rights and, under certain circumstances, voting rights.

     Evergreen has an authorized capitalization of 50,000,000 shares of no par value common stock of which 5,672,159 shares were issued and outstanding as of July 10, 1995.

PROPERTY CONSOLIDATION

     In August 1994, Evergreen Management decided to focus the Company's domestic efforts and resources in development of the Raton Basin of Colorado.

     Evergreen is now engaged in an accelerated program of selling non-strategic properties and reducing corporate overhead, with the ultimate goal being to own, operate and develop key properties in just two states - Colorado and New Mexico.

     To date, Management has reduced the number of states in which Evergreen owns or operates oil and gas properties from eleven states to four states, with no material impact on the Company's reserves or financial condition.

     Annualized overhead reductions implemented to date exceed $600,000.

     Over the next year, Evergreen expects to generate $2- 3 million from the sale of non-strategic properties, with proceeds earmarked for drilling new wells in the Raton Basin.

RATON BASIN

     Since December 1991, Evergreen has acquired oil and gas leases covering over 120,000 gross acres in the Raton Basin, Las Animas County in Southeastern Colorado. This acreage position will support over 300 wells on 320 acre spacing. Optimum spacing may be 160 acres, which would double the number of drilling locations. Independent engineering estimates indicate reserve potential of approximately 2 billion cubic feet of gas per well.

     In August 1993 Evergreen formed a joint venture with PBI Fuels LP ("PBI"). PBI will participate with a 25 - 50% working interest in development of the Project. Evergreen has retained the remaining 50 - 75% working interest and serves as Operator.

     In early 1994, Evergreen completed and production tested four evaluation wells in the Vermejo coal intervals at depths ranging from 1,200 to 1,800 feet. In addition to the Vermejo coals, the shallower Raton coals were present in thicknesses believed to be commercial. Commencing in October 1994, an additional six wells were drilled and completed and placed on production, together with three of the original four wells - the fourth to be placed in production when gathering facilities are available.

     In January 1995, Evergreen and PBI completed a $4 million gathering system designed to accommodate production from approximately 60 wells. The system is tied in to a new 24 mile pipeline which was completed in December 1994.

     Evergreen's first gas sales began in January, 1995. Combined gross production from the first nine producing wells is now approximately 2 million cubic feet per day.

     In March 1995, the Bureau of Land Management designated approximately 67,000 acres of Evergreen's Raton Basin oil and gas leases as a Federal Unit called the Spanish Peaks Unit. Evergreen has been named Unit Operator. Formation of the Unit allows Evergreen to base development decisions within the Unit on technical, geologic and geophysical data rather than the fulfillment of term lease obligations.

     Evergreen's Unit obligation is to establish commercial production through the drilling of three new unit wells and the re-completion of an existing well, with the work program to be conducted during the next 2 years.

     On March 28, 1995, drilling commenced on seven additional wells targeting the Vermejo coal intervals at projected total depths of 1,000 to 2,100 feet. Evergreen has a 50% working interest in these wells, which are located within the newly formed Spanish Peaks Unit in close proximity to Evergreen's producing wells and present gas gathering facilities. The new wells are expected to be placed into production by July 10, 1995.

     Evergreen also has a 75% working interest in the recompletion of an existing well bore in the Raton coals. The well bore was recently acquired by Evergreen from an unaffiliated third party.

     The Raton recompletion and one of the new Vermejo wells will fulfill Evergreen's 1995 work obligation to the Spanish Peaks Unit.

     Evergreen plans a phased development of the Raton Basin acreage, including new drilling and expansion of gathering and compression systems.

UNITED KINGDOM
     In 1991 and 1992, the Company's wholly owned subsidiary, Evergreen Resources (U.K.) Ltd., was awarded seven onshore U.K. hydrocarbon exploration licenses totaling 2,570 square kilometers for the development of coalbed methane gas and conventional hydrocarbons (the "Licenses"). The Licenses were originally for six years and carried varying work commitments.

     The Government has finalized revised onshore licensing arrangements and the Company expects that by year-end new licenses will be awarded with an extended term and that the majority of the acreage within the Company's existing licenses will be retained.

     During the period 1992 to 1994, Evergreen conducted seismic work and drilled three wells on two of the licenses. The wells encountered 30' to 80' of gross coal.

     Two of the wells were hydraulically fracture stimulated and one was tested for permeability. Following extensive production testing, none of the three wells produced gas in economic quantities. The three wells are presently shut-in.

     The Company believes that substantial additional evaluation of the U.K. licenses is warranted and intends to proceed once the new licensing arrangements are finalized.

                              SELLING SHAREHOLDERS

     All of the securities offered hereby are to be offered for the account of the security holders set forth below ("Selling Shareholders").


                                              Shares Beneficially       Shares Beneficially
                                                Owned Prior to                Owned
                Name                              Offering (1)             After Offering
- -----------------------------------------    ----------------------    ---------------------
Energy Investors Fund, L.P.                                  70,000                    - 0 -
Energy Investors Fund II, L.P.                              159,928 (2)               89,928
Fort Collins Consolidated Royalties, Inc.                   171,600                    - 0 -
Norstar Petroleum Inc.                                      140,400                    - 0 -
PACK Energy, Inc.                                            48,840                    - 0 -
_________________________________________

(1) Shares of restricted common stock issued by the Company in exchange for oil and gas properties.
(2) Includes 89,928 shares underlying Convertible Preferred Stock not subject to this registration.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time.

     There are no contractual arrangements between or among any of the Selling Shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholders.


                                     EXPERTS

The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS

The legality of the Shares offered hereby will be passed upon for the Company by John B. Wills, Attorney At Law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be born by the Registrant, are as follows:

     SEC Filing Fee. . . . . . . . . . . . . . . . . . . . . .   $     993.04
     Printing Expenses . . . . . . . . . . . . . . . . . . . .         500.00*
     Accounting Fees and Expenses. . . . . . . . . . . . . . .       1,000.00*
     Legal Fees and Expenses . . . . . . . . . . . . . . . . .       6,000.00*
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . .       1,506.96*
                                                                 -------------
          Total. . . . . . . . . . . . . . . . . . . . . . . .   $  10,000.00*
                                                                 -------------
                                                                 -------------
__________________

*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only charter provision, bylaw, contract, arrangement or statute under which any Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          (a) Section 7-3-101(o) I, II, III, IV, V, VI, and VII of the Colorado Corporation Code provides that each corporation shall have the following powers:

               "7-3-101 (o)(I)     To indemnify any person who was or is a party
          or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               "7-3-101 (o)(II)    A corporation has the power to indemnify any
          person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjusted to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

               "7-3-101 (o)(III)   To the extent that a director, officer,
          employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in subparagraph (I) or (II) of this paragraph (o) or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses incurred by him in connection therewith.

               "7-3-101 (o)(IV)    Any indemnification under subparagraph (I) or
          (II) of this paragraph (o) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said subparagraph (I) or (II). Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

               "7-3-101 (o)(V)     Expenses (including attorneys' fees) incurred
          in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in subparagraph (IV) of this paragraph (o) upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this paragraph (o).

               "7-3-101 (o)(VI)    The indemnification provided by this
          paragraph (o) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

               "7-3-101 (o)(VII)   A corporation may purchase and maintain
          insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provision of this paragraph (o). "

          (b) Articles VII and XIII of Registrant's Articles of Incorporation provide as follows:

                                   ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OTHERS

     1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduce was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2 of this article. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately as authorized in this article.

     6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provision of this article.

     8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.


                                  ARTICLE XIII
                      LIMITATION OF LIABILITY OF DIRECTORS
                        TO CORPORATIONS AND SHAREHOLDERS

     No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
Section 7-5-114 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of any inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-2-102 and/or C.R.S.
Section 7-3-101.

ITEM 16.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.                             TITLE
- -----------                             -----
     5 Opinion of John B. Wills, Attorney at Law, regarding the legality of the securities being registered dated December 16, 1994. *

    24.1 Consent of John B. Wills, Attorney at Law, dated dated December 16, 1994. *

    24.2            Consent of BDO Seidman dated December 16, 1994.  *

    24.3            Consent of BDO Seidman dated July 11, 1995.

         * Previously filed.

     ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S3 and has duly caused this Post Effective Amendment Number 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on July 11, 1995.


                                             EVERGREEN RESOURCES, INC.



Date:   July 11, 1995                        By:  /s/ Mark S. Sexton
                                                -------------------------------
                                                Mark S. Sexton, President



Date:   July 11, 1995                        By:  /s/ Kevin R. Collins
                                                -------------------------------
                                                Kevin R. Collins, Vice
                                                President, Treasurer and
                                                Principal Financial Officer,
                                                Principal Accounting Officer


SIGNATURES




Date:   July 11, 1995                        By:  /s/ James S. Williams
                                                -------------------------------
                                                James S. Williams, Director



Date:   July 11, 1995                        By:  /s/ Mark S. Sexton
                                                -------------------------------
                                                Mark S. Sexton, Director



Date:  July 11, 1995                         By:  /s/ Dennis R. Carlton
                                                -------------------------------
                                                Dennis R. Carlton, Director



Date:  July 11, 1995                         By:  /s/ James C. Ryan, Jr.
                                                -------------------------------
                                                James C. Ryan, Jr., Director